2375 Waterview Drive
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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Nine Months 2024 Net Earnings of $890 Million, Adjusted EBITDA of $1.72 Billion
Operational Performance, Favorable Global Nitrogen Cost Structure Drive Strong Cash Generation
Returned $1.4 Billion to Shareholders Through Share Repurchases and Dividends in First Nine Months of 2024

NORTHBROOK, Ill.—October 30, 2024—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first nine months and third quarter ended September 30, 2024.

Highlights
•First nine months 2024 net earnings(1)(2) of $890 million, or $4.86 per diluted share, EBITDA(3) of $1.75 billion, and adjusted EBITDA(3) of $1.72 billion
•Third quarter 2024 net earnings of $276 million, or $1.55 per diluted share, EBITDA of $509 million, and adjusted EBITDA of $511 million
•Trailing twelve months net cash from operating activities of $2.33 billion and free cash flow(4) of $1.51 billion
•Repurchased 6.1 million shares for $476 million during the third quarter of 2024

“The CF Industries team operated well across all aspects of our business in the third quarter against the backdrop of favorable global nitrogen industry conditions, supporting strong cash generation and enabling the Company to continue to create significant value for long-term shareholders,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.
Operations Overview
As of September 30, 2024, the Company’s 12-month rolling average recordable incident rate was 0.17 incidents per 200,000 work hours.

Gross ammonia production for the first nine months and third quarter of 2024 was approximately 7.2 million and 2.4 million tons, respectively, compared to 7.0 million and 2.2 million tons in the first nine months and third quarter of 2023, respectively. The Company expects gross ammonia production for the full year 2024 to be approximately 9.8 million tons.

Financial Results Overview

First Nine Months 2024 Financial Results

For the first nine months of 2024, net earnings attributable to common stockholders were $890 million, or $4.86 per diluted share, EBITDA was $1.75 billion, and adjusted EBITDA was $1.72 billion. These results compare to first nine months of 2023 net earnings attributable to common stockholders of $1.25 billion, or $6.42 per diluted share, EBITDA of $2.15 billion, and adjusted EBITDA of $2.17 billion.

Net sales in the first nine months of 2024 were $4.41 billion compared to $5.06 billion in the first nine months of 2023. Average selling prices for the first nine months of 2024 were lower than in the first nine months of 2023 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes in the first nine months of 2024 were similar to the first nine months of 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset primarily by lower urea ammonium nitrate solution (UAN) sales volumes.

Cost of sales for the first nine months of 2024 was lower compared to the first nine months of 2023 due to lower realized natural gas costs partially offset by higher maintenance costs incurred in the first quarter of 2024 related to plant outages.

The average cost of natural gas reflected in the Company’s cost of sales was $2.38 per MMBtu in the first nine months of 2024 compared to the average cost of natural gas in cost of sales of $3.90 per MMBtu in the first nine months of 2023.

Third Quarter 2024 Financial Results

For the third quarter of 2024, net earnings attributable to common stockholders were $276 million, or $1.55 per diluted share, EBITDA was $509 million, and adjusted EBITDA was $511 million. These results compare to third quarter of 2023 net earnings attributable to common stockholders of $164 million, or $0.85 per diluted share, EBITDA of $372 million, and adjusted EBITDA of $445 million.

Net sales in the third quarter of 2024 were $1.37 billion compared to $1.27 billion in the third quarter of 2023. Average selling prices for the third quarter of 2024 were higher than in the third quarter of 2023 primarily due to higher average selling prices for ammonia from lower global supply availability due in part to lower natural gas availability in Trinidad and Egypt. Sales volumes in the third quarter of 2024 were similar to the third quarter of 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset primarily by lower UAN sales volumes.

Cost of sales for the third quarter of 2024 was similar to the third quarter of 2023 as higher maintenance costs were offset by lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $2.10 per MMBtu in the third quarter of 2024 compared to the average cost of natural gas in cost of sales of $2.54 per MMBtu in the third quarter of 2023.

Capital Management
Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2024 were $139 million and $321 million, respectively. Management projects capital expenditures for full year 2024 will be approximately $525 million.

Share Repurchase Program

The Company repurchased 14.4 million shares for $1.13 billion during the first nine months of 2024, which includes the repurchase of 6.1 million shares for $476 million during the third quarter of 2024. Since CF Industries commenced its current $3 billion share repurchase program in the second quarter of 2023, the Company has repurchased 20.0 million shares for approximately $1.55 billion. As of September 30, 2024, approximately $1.45 billion remains under the program, which expires in December 2025.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2024 is approximately $65 million.

Nitrogen Market Outlook

Global nitrogen pricing was supported in the third quarter of 2024 by strong global nitrogen demand and lower supply availability due to natural gas shortages in Trinidad and Egypt, China’s absence from the urea export market, and planned maintenance activities in the Middle East. In the near-term, management expects the global supply-demand balance to remain constructive, as inventories globally are believed to be below average and energy spreads continue to be significant between North America and high-cost production in Europe.

•North America: While grains prices in North America are under pressure from expected high crop production in 2024, management believes that the fall ammonia application season in the United States and Canada will be positive, if weather is favorable, given the relative affordability of nitrogen inputs. U.S. crop returns for 2025 are forecast at similar levels to 2024, which is expected to support stable planted corn acres year-over-year.

•Brazil: Through September 2024, urea imports to Brazil were 5.4 million metric tons, 13% higher than through the same period in 2023. Brazil is expected to import 2.0-2.5 million metric tons of urea in the fourth quarter of 2024 due to forecast higher planted corn acres and nominal domestic production.

•India: Management believes significant urea import requirements remain for India through March 2025 due to favorable weather for rice, wheat and other crop production as well as lower-than-targeted urea production in India driving greater import need.

•Europe: Approximately 20% of ammonia and urea capacity were reported in shutdown/curtailment in Europe as of September 2024. Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer.

•China: Ongoing urea export controls by the Chinese government continues to limit urea export availability from the country. Through September 2024, China has exported 254,000 metric tons of urea, 91 percent lower than the same period in 2023.

•Russia: Urea exports from Russia have increased by 5% in 2024 due to the start-up of new urea granulation capacity and the willingness of certain countries to purchase Russian fertilizer, including Brazil and the United States. Exports of ammonia from Russia are expected to rise with the completion of the country’s Taman port ammonia terminal though annual ammonia export volumes are projected to remain below pre-war levels.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by continued challenges related to cost and availability of natural gas.

Strategic Initiatives Update

Evaluation of low-carbon ammonia technologies

CF Industries, along with its partners, continue to advance front-end engineering and design (FEED) studies evaluating autothermal reforming (ATR) ammonia production technology and assessing the cost and viability of adding flue gas carbon dioxide capture to a steam methane reforming (SMR) ammonia facility. Both FEED studies are expected to be completed in the fourth quarter of 2024.

Donaldsonville Complex green ammonia project

Commissioning of the 20-megawatt alkaline water electrolysis plant at CF Industries’ Donaldsonville, Louisiana, manufacturing complex continues.

Donaldsonville Complex carbon capture and sequestration project

Construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex continues to advance: all major equipment for the facility has been procured, fabrication of the carbon dioxide compressors is proceeding, installation of piping and process equipment is in progress, one of the two compressors has been delivered to site, and construction of the cooling tower required for the unit has been completed. Once in service, the dehydration and compression unit will enable up to 2 million metric tons of captured process carbon dioxide to be transported and permanently stored by ExxonMobil. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2025.

Yazoo City Complex carbon capture and sequestration project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of carbon dioxide annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a carbon dioxide dehydration and compression unit to enable up to 500,000 metric tons of carbon dioxide captured from the ammonia production process per year to be transported and stored. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2028.

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(1)Certain items recognized during the first nine months of 2024 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)Financial results for the first nine months of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(3)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(4)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,370	$1,273	$4,412	$5,060
Cost of sales	926	896	2,880	3,016
Gross margin	$444	$377	$1,532	$2,044
Gross margin percentage	32.4%	29.6%	34.7%	40.4%

Net earnings attributable to common stockholders	$276	$164	$890	$1,251
Net earnings per diluted share	$1.55	$0.85	$4.86	$6.42

EBITDA(1)	$509	$372	$1,749	$2,151
Adjusted EBITDA(1)	$511	$445	$1,722	$2,168

Sales volume by product tons (000s)	4,797	4,745	14,196	14,218

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.09	$2.53	$2.23	$3.43
Realized derivatives loss in cost of sales(3)	0.01	0.01	0.15	0.47
Cost of natural gas used for production in cost of sales	$2.10	$2.54	$2.38	$3.90
Average daily market price of natural gas Henry Hub (Louisiana)	$2.08	$2.58	$2.19	$2.46

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$1	$7	$(33)	$(65)
Depreciation and amortization	$229	$213	$704	$640
Capital expenditures	$139	$147	$321	$311

Production volume by product tons (000s):
Ammonia(4)	2,433	2,238	7,183	6,971
Granular urea	1,167	1,081	3,381	3,414
UAN (32%)(5)	1,521	1,749	4,985	5,012
Ammonium nitrate (AN)	364	416	1,038	1,104
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(5)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2024(1)	2023	2024(1)	2023
	(dollars in millions, except per ton amounts)
Net sales	$353	$235	$1,164	$1,184
Cost of sales	270	214	869	797
Gross margin	$83	$21	$295	$387
Gross margin percentage	23.5%	8.9%	25.3%	32.7%

Sales volume by product tons (000s)	948	764	2,845	2,469
Sales volume by nutrient tons (000s)(2)	778	627	2,333	2,025

Average selling price per product ton	$372	$308	$409	$480
Average selling price per nutrient ton(2)	454	375	499	585

Adjusted gross margin(3):
Gross margin	$83	$21	$295	$387
Depreciation and amortization	55	39	176	117
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	2	(12)	(19)
Adjusted gross margin	$138	$62	$459	$485
Adjusted gross margin as a percent of net sales	39.1%	26.4%	39.4%	41.0%

Gross margin per product ton	$88	$27	$104	$157
Gross margin per nutrient ton(2)	107	33	126	191
Adjusted gross margin per product ton	146	81	161	196
Adjusted gross margin per nutrient ton(2)	177	99	197	240
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(1)Financial results for the third quarter and first nine months of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(2)Nutrient tons represent the tons of nitrogen within the product tons.
(3)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2024 to first nine months of 2023:

•Ammonia sales volume for 2024 increased compared to 2023 due to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility, partially offset by lower spring ammonia agricultural applications in North America compared to the prior year.
•Ammonia average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand and the Company had a higher proportion of non-agricultural ammonia sales.
•Ammonia adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and higher maintenance costs partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$388	$360	$1,252	$1,431
Cost of sales	228	226	711	775
Gross margin	$160	$134	$541	$656
Gross margin percentage	41.2%	37.2%	43.2%	45.8%

Sales volume by product tons (000s)	1,177	1,062	3,520	3,532
Sales volume by nutrient tons (000s)(1)	541	488	1,619	1,625

Average selling price per product ton	$330	$339	$356	$405
Average selling price per nutrient ton(1)	717	738	773	881

Adjusted gross margin(2):
Gross margin	$160	$134	$541	$656
Depreciation and amortization	73	66	218	216
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	2	(9)	(18)
Adjusted gross margin	$233	$202	$750	$854
Adjusted gross margin as a percent of net sales	60.1%	56.1%	59.9%	59.7%

Gross margin per product ton	$136	$126	$154	$186
Gross margin per nutrient ton(1)	296	275	334	404
Adjusted gross margin per product ton	198	190	213	242
Adjusted gross margin per nutrient ton(1)	431	414	463	526
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2024 to first nine months of 2023:

•Granular urea sales volumes for 2024 were similar to 2023.
•Granular urea average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and the impact of purchased volumes of granular urea to meet customer commitments partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$406	$435	$1,306	$1,650
Cost of sales	272	302	813	937
Gross margin	$134	$133	$493	$713
Gross margin percentage	33.0%	30.6%	37.7%	43.2%

Sales volume by product tons (000s)	1,799	1,954	5,158	5,425
Sales volume by nutrient tons (000s)(1)	570	616	1,632	1,710

Average selling price per product ton	$226	$223	$253	$304
Average selling price per nutrient ton(1)	712	706	800	965

Adjusted gross margin(2):
Gross margin	$134	$133	$493	$713
Depreciation and amortization	69	78	206	214
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	3	(9)	(18)
Adjusted gross margin	$204	$214	$690	$909
Adjusted gross margin as a percent of net sales	50.2%	49.2%	52.8%	55.1%

Gross margin per product ton	$74	$68	$96	$131
Gross margin per nutrient ton(1)	235	216	302	417
Adjusted gross margin per product ton	113	110	134	168
Adjusted gross margin per nutrient ton(1)	358	347	423	532
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2024 to first nine months of 2023:

•UAN sales volumes for 2024 were lower than 2023 sales volumes due to lower available supply from lower beginning inventory.
•UAN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$106	$114	$318	$377
Cost of sales	82	79	262	264
Gross margin	$24	$35	$56	$113
Gross margin percentage	22.6%	30.7%	17.6%	30.0%

Sales volume by product tons (000s)	377	414	1,107	1,157
Sales volume by nutrient tons (000s)(1)	129	141	379	396

Average selling price per product ton	$281	$275	$287	$326
Average selling price per nutrient ton(1)	822	809	839	952

Adjusted gross margin(2):
Gross margin	$24	$35	$56	$113
Depreciation and amortization	10	13	30	36
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(1)	(3)
Adjusted gross margin	$34	$48	$85	$146
Adjusted gross margin as a percent of net sales	32.1%	42.1%	26.7%	38.7%

Gross margin per product ton	$64	$85	$51	$98
Gross margin per nutrient ton(1)	186	248	148	285
Adjusted gross margin per product ton	90	116	77	126
Adjusted gross margin per nutrient ton(1)	264	340	224	369
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2024 to first nine months of 2023:

•AN sales volumes for 2024 were similar to 2023 sales volumes.
•AN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower maintenance costs and lower realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$117	$129	$372	$418
Cost of sales	74	75	225	243
Gross margin	$43	$54	$147	$175
Gross margin percentage	36.8%	41.9%	39.5%	41.9%

Sales volume by product tons (000s)	496	551	1,566	1,635
Sales volume by nutrient tons (000s)(1)	97	108	305	321

Average selling price per product ton	$236	$234	$238	$256
Average selling price per nutrient ton(1)	1,206	1,194	1,220	1,302

Adjusted gross margin(2):
Gross margin	$43	$54	$147	$175
Depreciation and amortization	15	15	48	48
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(2)	(7)
Adjusted gross margin	$58	$69	$193	$216
Adjusted gross margin as a percent of net sales	49.6%	53.5%	51.9%	51.7%

Gross margin per product ton	$87	$98	$94	$107
Gross margin per nutrient ton(1)	443	500	482	545
Adjusted gross margin per product ton	117	125	123	132
Adjusted gross margin per nutrient ton(1)	598	639	633	673
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first nine months of 2024 to first nine months of 2023:

•Other sales volumes for 2024 were similar to 2023 sales volumes.
•Other average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On October 2, 2024, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on November 29, 2024 to stockholders of record as of November 15, 2024.

Conference Call

CF Industries will hold a conference call to discuss its nine month and third quarter 2024 results at 10:00 a.m. ET on Thursday, October 31, 2024. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the synergies and other benefits, and other aspects of the transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk of obstacles to realization of the benefits of the transactions with IPL; the risk that the synergies from the transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the completion of the transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and low-carbon ammonia projects; and risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$1,370	$1,273	$4,412	$5,060
Cost of sales	926	896	2,880	3,016
Gross margin	444	377	1,532	2,044
Selling, general and administrative expenses	78	68	242	213
U.K. operations restructuring	—	5	—	7
Acquisition and integration costs	—	11	4	27
Other operating—net	4	13	(18)	(19)
Total other operating costs and expenses	82	97	228	228
Equity in earnings (losses) of operating affiliate	2	(36)	1	(12)
Operating earnings	364	244	1,305	1,804
Interest expense	—	39	74	115
Interest income	(32)	(45)	(90)	(115)
Other non-operating—net	(4)	(3)	(8)	(8)
Earnings before income taxes	400	253	1,329	1,812
Income tax provision	59	23	244	326
Net earnings	341	230	1,085	1,486
Less: Net earnings attributable to noncontrolling interest	65	66	195	235
Net earnings attributable to common stockholders	$276	$164	$890	$1,251

Net earnings per share attributable to common stockholders:
Basic	$1.55	$0.85	$4.87	$6.44
Diluted	$1.55	$0.85	$4.86	$6.42
Weighted-average common shares outstanding:
Basic	178.4	192.4	182.9	194.4
Diluted	178.6	192.9	183.1	194.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2024	December 31, 2023
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,877	$2,032
Accounts receivable—net	482	505
Inventories	301	299
Prepaid income taxes	133	167
Other current assets	57	47
Total current assets	2,850	3,050
Property, plant and equipment—net	6,816	7,141
Investment in affiliate	28	26
Goodwill	2,493	2,495
Intangible assets—net	515	538
Operating lease right-of-use assets	272	259
Other assets	869	867
Total assets	$13,843	$14,376

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$562	$520
Income taxes payable	3	12
Customer advances	348	130
Current operating lease liabilities	86	96
Other current liabilities	14	42
Total current liabilities	1,013	800
Long-term debt	2,970	2,968
Deferred income taxes	927	999
Operating lease liabilities	194	168
Supply contract liability	732	754
Other liabilities	270	314
Equity:
Stockholders’ equity	5,194	5,717
Noncontrolling interest	2,543	2,656
Total equity	7,737	8,373
Total liabilities and equity	$13,843	$14,376

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in millions)
Operating Activities:
Net earnings	$341	$230	$1,085	$1,486
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	229	213	704	640
Deferred income taxes	1	(20)	(69)	(73)
Stock-based compensation expense	7	10	26	29
Unrealized net loss (gain) on natural gas derivatives	1	7	(33)	(65)
Impairment of equity method investment in PLNL	—	43	—	43
Gain on sale of emission credits	—	(3)	(47)	(39)
Loss on disposal of property, plant and equipment	1	3	7	4
Undistributed earnings of affiliate—net of taxes	(2)	(2)	(1)	(2)
Changes in assets and liabilities:
Accounts receivable—net	47	(33)	2	165
Inventories	(3)	(10)	(9)	130
Accrued and prepaid income taxes	(40)	(109)	23	57
Accounts payable and accrued expenses	17	22	(9)	(116)
Customer advances	340	273	218	53
Other—net	(8)	(6)	(46)	(35)
Net cash provided by operating activities	931	618	1,851	2,277
Investing Activities:
Additions to property, plant and equipment	(139)	(147)	(321)	(311)
Purchase of Waggaman ammonia production facility	—	—	2	—
Proceeds from sale of property, plant and equipment	—	—	—	1
Proceeds from sale of investments held in nonqualified employee benefit trust	—	—	1	—
Purchase of emission credits	—	—	(2)	—
Proceeds from sale of emission credits	—	3	47	39
Net cash used in investing activities	(139)	(144)	(273)	(271)
Financing Activities:
Dividends paid on common stock	(90)	(77)	(278)	(235)
Distributions to noncontrolling interest	(164)	(204)	(308)	(459)
Purchases of treasury stock	(490)	(150)	(1,134)	(355)
Proceeds from issuances of common stock under employee stock plans	1	—	2	1
Cash paid for shares withheld for taxes	(2)	—	(25)	(22)
Net cash used in financing activities	(745)	(431)	(1,743)	(1,070)
Effect of exchange rate changes on cash and cash equivalents	11	(8)	10	(5)
Increase (decrease) in cash and cash equivalents	58	35	(155)	931
Cash and cash equivalents at beginning of period	1,819	3,219	2,032	2,323
Cash and cash equivalents at end of period	$1,877	$3,254	$1,877	$3,254

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2024	2023
	(in millions)
Net cash provided by operating activities(1)	$2,331	$2,862
Capital expenditures	(509)	(445)
Distributions to noncontrolling interest	(308)	(459)
Free cash flow(1)	$1,514	$1,958
_______________________________________________________________________________
(1)For the twelve months ended September 30, 2023, net cash provided by operating activities and free cash flow includes the impact of $344 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid associated with the arbitration decision.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in millions)
Net earnings	$341	$230	$1,085	$1,486
Less: Net earnings attributable to noncontrolling interest	(65)	(66)	(195)	(235)
Net earnings attributable to common stockholders	276	164	890	1,251
Interest expense (income)—net	(32)	(6)	(16)	—
Income tax provision	59	23	244	326
Depreciation and amortization	229	213	704	640
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(21)	(70)	(63)
Loan fee amortization(1)	(1)	(1)	(3)	(3)
EBITDA	509	372	1,749	2,151
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	7	(33)	(65)
Loss on foreign currency transactions, including intercompany loans	1	7	2	5
U.K. operations restructuring	—	5	—	7
Acquisition and integration costs	—	11	4	27
Impairment of equity method investment in PLNL	—	43	—	43
Total adjustments	2	73	(27)	17
Adjusted EBITDA	$511	$445	$1,722	$2,168

Net sales	$1,370	$1,273	$4,412	$5,060
Sales volume by product tons (000s)	4,797	4,745	14,196	14,218

Net earnings attributable to common stockholders per ton	$57.54	$34.56	$62.69	$87.99
EBITDA per ton	$106.11	$78.40	$123.20	$151.29
Adjusted EBITDA per ton	$106.52	$93.78	$121.30	$152.48
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense (income)—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended September 30, 2024 and 2023, we reported net earnings attributable to common stockholders of $276 million and $164 million, respectively. For the nine months ended September 30, 2024 and 2023, we reported net earnings attributable to common stockholders of $890 million and $1.25 billion, respectively. Certain items affected the comparability of our financial results for the three and nine months ended September 30, 2024 and 2023. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended September 30,				Nine months ended September 30,
	2024		2023		2024		2023
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$1	$1	$7	$5	$(33)	$(25)	$(65)	$(50)
Loss on foreign currency transactions, including intercompany loans(2)	1	1	7	5	2	2	5	4
U.K. operations restructuring	—	—	5	4	—	—	7	5
Acquisition and integration costs	—	—	11	9	4	3	27	21
Impairment of equity method investment in PLNL(3)	—	—	43	33	—	—	43	33
Canada Revenue Agency Competent Authority Matter:
Interest expense (income)—net(4)	(40)	(39)	—	—	(40)	(39)	—	—
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Included in equity in earnings (losses) of operating affiliate in our consolidated statements of operations.
(4)Included in interest expense and interest income in our consolidated statements of operations.